RICHARD M. AXTELL

                                Fax Transmission
________________________________________________________________________________

 To:               Gregg Jaclin           From: Richard Axtell
 Company :         Anslow & Jaclin        Date : 14th December 2006
 Fax No :          Subject:
 Pages:            1                      My Ref:

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 This facsimile is confidential. If you are not named above as an addressee or you are not the intended recipient of this facsimile, please telephone or fax me immediately.


 Gregg

 Please accept this fax as my letter of resignation from the positions of Treasurer, Secretary and Chief Executive Officer of Great West Gold Inc. This resignation is effective immediately.

 I am being replaced in these positions by Mr Peter Bezzano with immediate effect.

 I look forward to continued contact with you and would appreciate your assistance in this handover.


 Yours sincerely



 /s/ RICHARD AXTELL
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 RICHARD AXTELL